Attachment 77O

FORM 10f-3

Eligible Foreign Offering

FUND:  PACE Select Advisors Trust

Record of Securities Purchased Under the Fund's Rule 10f-3
Procedures


1.	Issuer:  Gulf Indonesia

2.	Date of Purchase: 9/30/97	3.  Date offering
commenced:  9/29/97

4.	Underwriters from whom purchased:  Goldman
Sachs International

5.	"Affiliated Underwriter" managing or participating
in syndicate:

	Schroder Securities

6.	Aggregate principal amount or number of shares
purchased:  3,000

7.	Aggregate principal amount or total number of
shares of offering:  US$ 47

8.	Purchase price (net of fees and expenses):
US$19.50

9.	Initial public offering price:  US$ 19.50

10.	Commission, spread or profit:  3.3	%	$0.66

11.	Have the following conditions been satisfied?
YES
NO
a.	The offering is subject to regulation by a foreign
financial regulatory authority.

___X___

_______
b.	The securities are offered at a fixed price to all
purchasers in the offering (except for any rights that are required by law to be granted to existing security holders).



___X___



_______
c.	Financial statements of the issuer, prepared and audited
in accordance with the standards of the appropriate foreign financial regulatory authority, for the two years prior to the offering, are made available to prospective purchasers.




___X___




_______
d.	The issuer is a foreign government, a foreign national or
an entity organized under the laws of a foreign country.


___X___


_______


e.	If  the answer to (d) is no, the issuer is a reporting
company in the U.S. and has made all required filings during the past 12 months.


_______


_______
f.	The securities were purchased prior to the end of the
first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).




___X___




_______
g.	The securities were purchased at a price not more than
the price paid by each other purchaser in the offering or any concurrent offering (except for any rights to purchase required by law to be granted to existing security holders).




___X___




_______
h.	The underwriting was a firm commitment underwriting.

___X___

_______
The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.



___X___



_______
j.	The issuer of the securities and any predecessor have
been in continuous operation for not less than three years.


___X___


_______
k.	The amount of such securities purchased by all of the
investment companies advised by Mitchell Hutchins (or the Fund?s Sub-Adviser, if applicable) did not exceed 25% of the principal amount of the offering.




___X___




_______
l.	No affiliated Underwriter was a direct or indirect
participant in or beneficiary of the sale.

___X___

_______

Note: Refer to the Rule 10f-3 Procedures for the definitions of capitalized terms. In particular, ?Affiliated Underwriter?is defined as Paine Webber Group Inc. and any of its affiliates including PaineWebber Incorporated. In the case of a Fund advised by a Sub-Adviser, ?Affiliated Underwriter?shall also include any brokerage affiliate of the sub-advisor.

Approved:  J. Troius		Date:
12/18/97